Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Incentive Plan, the 2021 Employee Stock Purchase Plan and the Amended and Restated 2014 Stock Incentive Plan of Toast Inc. of our report dated April 30, 2021 (except Note 25(b), as to which the date is September 13, 2021), with respect to the consolidated financial statements of Toast, Inc. included in its Registration Statement (Form S-1 No. 333-259104), as amended, and the related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 22, 2021